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EXHIBIT 23.1      Consent of KPMG LLP

                               Consent of KPMG LLP

We consent to incorporation by reference in the registration statements (Nos. 333-45335, 333-57337, 333-65593, 333-71887, 333-86415, and 333-38972) on Forms
S-3 and (Nos. 333-78177, 333-80197, 333-84625, 333-33140 and 333-32962) on Forms
S-8 of SoftNet Systems, Inc. of our report dated November 6, 2001, relating to the consolidated balance sheets of SoftNet Systems, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2001, and the related financial statement schedule, which report appears in the September 30, 2001, annual report on Form 10-K of SoftNet Systems, Inc.

/KPMG LLP/

San Francisco, California
December 21, 2001